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Investor Fact Sheet
Ticker Symbol: CEMI
www.chembio.com

Business Summary & Investment Highlights

Chembio Diagnostics, Inc. (Chembio), through its wholly owned subsidiary Chembio Diagnostic Systems, Inc. develops, manufactures, licenses and markets point-of-care testing (POCT) products. Chembio created and patented a new revolutionary technology called Dual Path Platform (DPP®). The technology is addressing critical market requirements in the infectious diseases testing market and other growing markets. Products under development, both OEM and branded, are anticipated to create significant new revenue streams that will add to Chembio’s core business of rapid HIV tests.

•	>33% Five Year Revenue CAGR during which operating performance improved continuously

•	Consecutive record revenues and profits in 2009 and 2010.

•
Strategy is to create core business of public health and women’s health products to be complemented by OEM and selected out-licensing opportunities. Robust pipeline of POCT products for HIV (oral fluid), Syphilis, Influenza, Hepatitis-C and other infectious diseases based on Chembio’s patented DPP® technology. Seven products developed on DPP® platform including three (HIV, Syphilis and Influenza) that are or will be undergoing US FDA regulatory evaluations/ submissions in 2011-2012.

•	Significant income from research contracts and grants, including two, $3MM, three year Phase II United States National Institutes of Health grants; one awarded in 2009 and one awarded March, 2011.

Selected Financial Information
Stock Information
Ticker Symbol CEMI
Price 04/29/11 $0.48
52 Week High $0.58
52 Week Low $0.159
Outstanding Shares (MM) 63.1
Market Capitalization (MM) $30.3
Fully Diluted (FD) Shares 70.1
Management Holding-FD 11.2
Average Volume (3 Mos) 105,000

Major Beneficial Holders Beneficial Shares Owned (MM)
Lawrence Siebert 7.1
Inverness Medical Innovations, Inc. 5.4
Crestview Capital Offshore Fund, Inc. 3.4

($000s)
Balance Sheet Data	Mar'11	Dec'10
Cash	$ 2,797	$ 2,136
Accts. Receivable	1,727	3,947
Inventories	1,592	1,349
Other Current Assets	176	205
Total Current Assets	6,292	7,637
Net Fixed Assets	772	813
Other Assets	611	636
Total Assets	7,675	9,086
Total Current Liab.	1,760	3,076
Total Other Liab.	179	201
Total Liabilities	1,939	3,277
Total Equity	5,736	5,809
Total Liabilities & Shareholders Equity	$ 7,765	$ 9,086

Quarter Ended Year Ended	For the Years Ended
$(000s)	Q1’11	Q1’10	2010	2009	2008	2007
Total Revenues	$3,635	$2,783	$ 16,705	$13,834	$11,050	$ 9,231
Cost of sales	1,709	1,477	8,604	7,974	7,198	6,435
Gross Profit	1,926	1,306	8,101	5,860	3,852	2,796
			48.5	42.4%	34.9%	30.3%
R&D Expense	1,290	801	2,586	2,884	2,605	1,907
SG&A Expense	775	662	2,941	2,659	3,317	3,765
Operating Income (Loss)	(139)	(157)	2,574	317	(2,071)	(2,876)
Other Inc. (Expense)	(3)		(15)	(8)	122	249
Net Income (Loss) - Stkhldrs	(142)	(157)	2,559	309	(1,949)	(2,627)
Pref. Stock Expenses	-	-	-	-	-	5,645
Net Loss	$(142)	$(157)	$ 2,513	$ 309	$ (1,949)	$ (8,272)
Net Income (Loss) - per Share	$0.00	$0.00	$ 0.04	$ 0.00	$ (0.03)	$ (0.57)
Avg. No. Shares (Millions)	62.284	61,986	62.103	61.946	61.267	14.608
Working capital	4,532	1,334	$ 4,560	$1,494	$ 1,664	$ 3,229
Total assets	7,675	597	9,086	6,315	5,915	6,585
Total liabilities	1,939	3,429	3,277	3,227	3,338	2,322
Equity (Deficit)	5,736	2,268	5,809	3,088	2,577	4,263

Chembio Diagnostics, Inc.	Investor Relations	Company Contact
3661 Horseblock Road	The Investor Relations Group	Susan Norcott, Snorcott@chembio.com
Medford, NY 11763	James Carbonara, JCarbonara@investorrelationsgroup.com	631-924-1135 x125
Ph. 631-924-1135	212-825-3210
Fax 631-924-2065
www.chembio.com

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Chembio’s Lateral Flow Rapid HIV Tests Marketed Exclusively in the USA by Alere North America, Inc.

DPP® Technology
Competitive Advantages For POC Testing

• Improved Sensitivity - enabled by more efficient binding method
• Easier Multiplexing - due to even and direct distribution of sample to multiple test lines
• Enhanced Sample Control - as result of independent sample migration path
• Clearer Results - efficient binding allows for improved functionality of instruments for   reading and reporting of qualitative or quantitative results

Chembio’s Dual Path Platform (DPP®) Patented in 2007

Senior Management Team
Lawrence A. Siebert, Chairman & CEO, 25 years of management and financing experience
Richard J. Larkin, CFO, 25 years of operational and financial experience
Javan Esfandiari, SVP R&D, 15 years of experience in development of in-vitro point of care products

Board of Directors
Katherine Davis - Former Lieutenant Governor and numerous other leadership positions for the State of Indiana; former senior executive of Cummins, INC. (NYSE:CMI)

Dr. Gary Meller - Broad experience in medical and information technology and pharmaceutical product development

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements, the accuracy of which is subject to risks and uncertainties. Please refer to Chembio Diagnostic’s Inc. most recent Form 10-K and Forms 10-Q for additional information about the Company and related risks. –May 2011